UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

WHERE FOOD COMES FROM, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133624 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

221 Wilcox, Suite A
Castle Rock, Colorado	80104
(Address of Principal Executive Offices)	(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition

On September 16, 2013, (the “Closing”), an Asset Purchase and Contribution Agreement (the “Purchase Agreement”), dated August 29, 2013, was entered into by and among Where Food Comes From, Inc. (“WFCF” or the “Company”), Validus Verification Services LLC (the “Buyer” or “Validus”), Praedium Ventures, LLC (the “Seller”), and each of the members of the Seller (“Seller Members”).

Pursuant to the Purchase Agreement, WFCF caused Validus to be organized to purchase and acquire certain audit, assessment and verification business assets of the Seller. The Company acquired a 60% interest in Validus in exchange for aggregate consideration of approximately $1.5 million, which includes $565,000 in cash and 708,681 shares (the “Shares”) of common stock of WFCF valued at approximately $940,000 based upon the closing price of our stock on September 16, 2013, of $1.32 per share.

The Purchase Agreement provides for a period of eighteen months to support any indemnification claims by Validus for breach of Seller representations, warranties and covenants. The Purchase Agreement also includes non-dilution provisions.

The Sellers, Validus and the Company each made customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants with respect to the conduct of their respective businesses during the interim period between the execution of the Purchase Agreement and the Closing and certain actions the parties agreed not to take during such interim period.

The Sellers have made certain additional customary covenants, including not soliciting or initiating discussions, engaging in negotiations or providing any non-public information concerning alternative business combination transactions with respect to the transaction and covenants not to compete.

On September 16, 2013, the Company, Validus and the Seller also entered into an Operating Agreement, which will, among other things, entitle WFCF to designate two managers and Seller to designate one manager to serve on the board of directors of Validus. The Operating Agreement provides WFCF the right of first refusal on the remaining 40% of the outstanding stock.

As a condition to the Purchase Agreement, an Employment Agreement between Validus and Earl Dotson was entered into effective as of September 16, 2013. The term of the Employment Agreement is 30 months and expires on March 16, 2016. It provides for a base salary of approximately $163,000 and incentive compensation of up to 35% of base salary. The Employment Agreement also contains certain customary covenants, including non-disclosure of confidential information and covenants not to compete.

The transaction was financed through cash on hand.

A copy of the Purchase Agreement, the Operating Agreement, and the Employment Agreement (the “Agreements”) are attached as Exhibit 2.1, 2.2 and 2.3, respectively, and is incorporated herein by reference. The forgoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, the Operating Agreement, and the Employment Agreement.

Validus’ unaudited reported revenue for the year ended 2012 was approximately $1.8 million.

Item 3.02	Unregistered Sales of Equity Securities

On September 16, 2013, the Company issued the Shares to the Sellers as partial consideration under the Purchase Agreement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01	Regulation FD Disclosure

On September 17, 2013, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

Financial statements of the business acquired will be filed by amendment to this Current Report on Form 8-K (the “Report”) no later than 71 days following the date that this Report is required to be filed.

(b) Pro forma financial information

Pro forma financial information will be filed by amendment to this Report no later than 71 days following the date that this Report is required to be filed.

(d) Exhibits

Exhibit No.	Description
2.1
Asset Purchase and Contribution Agreement, dated as of September 16, 2013 by and among Praedium Ventures, LLC; the Members of Praedium Ventures, LLC; Where Food Comes From, Inc. and Validus Verification Services LLC

2.2	Amended and Restated Operating Agreement of Validus Verification Services LLC, dated as of September 16, 2013.

2.3	Employment Agreement, effective September 16, 2013, by and between Validus Verification Services LLC and Earl Dotson

99.1	Press Release, September 17, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHERE FOOD COMES FROM, INC. (Registrant)

	By:	/s/ John Saunders
Date: September 19, 2013		John Saunders
Chief Executive Officer